Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
October 27, 2017

Media Contact:	Investor Contact:
Melanie Moir	Chris Liddle
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7458

Portland General Electric announces third quarter 2017 results

•	Strong third quarter results due to increased retail deliveries and favorable weather

•	Settlement reached on all issues in the 2018 General Rate Case

•	PGE joined the Western Energy Imbalance Market on October 1

PORTLAND, Ore. -- Portland General Electric Company (NYSE: POR) today reported net income of $40 million, or 44 cents per diluted share, for the third quarter of 2017. This compares with net income of 34 million, or 38 cents per diluted share, for the third quarter of 2016. The company is reaffirming 2017 earnings guidance of $2.20-$2.35 per diluted share.

”PGE’s strong third quarter financial performance was driven by higher energy deliveries across all customer groups,” said Jim Piro, CEO of Portland General Electric. “We also achieved several important milestones on key initiatives, including settlement of all issues in our 2018 General Rate Case, acknowledgement of our 2016 Integrated Resource Plan and a successful transition to the western Energy Imbalance Market on October 1st.”

Q3 2017 earnings compared to Q3 2016 earnings

The increase in third quarter earnings per diluted share for 2017 in comparison to the third quarter of 2016 was due to an increase in retail deliveries driven by increased customer usage and increased customer counts, as well as favorable weather. This increase was partially offset by an increase in the estimated refund under the decoupling mechanism, higher depreciation and amortization expense, an increase in the effective tax rate and other miscellaneous items.
Company Updates

Integrated Resource Plan (IRP)

In November 2016, PGE filed an IRP (2016 IRP) with the Oregon Public Utility Commission (OPUC). The 2016 IRP addresses acquisition of additional resources to meet Renewable Portfolio Standards (RPS) requirements and replace energy and capacity from Boardman, which will cease coal-fired operations at the end of 2020. Further actions identified through 2021 are expected to offset expiring power purchase agreements and integrate variable energy resources, such as wind or solar generation facilities. The 2016 IRP also considers the OCEP, which, among other things, increased the RPS requirements for 2025 and future years. For further information on the OCEP, see the “Legal, Regulatory and Environmental” section in this Overview section of Item 2.

In August 2017, the OPUC acknowledged PGE’s 2016 IRP and the following primary action plan items:
Acknowledge capacity needs of 561 MW, of which 240 MW must be dispatchable, in 2021;

•	Acquire a total of 135 MWa of cost-effective energy efficiency;

•
Acquire at least 77 MW (winter) and 69 MW (summer) demand response through 2020 and 16 MW of dispatchable standby generation from customers to help manage peak load conditions and other supply contingencies;

•	Deploy 1 MWa of conservation voltage reduction through 2020;

•	Submit one or more energy storage proposals in accordance with House Bill 2193, by January 1, 2018, with an initial proposal expected to be filed with the OPUC by mid-November 2017; and

•
Perform various research and studies related to flexible capacity and curtailment metrics, customer insights, decarbonization, risks associated with Direct Access, treatment of market capacity, accessing resources from Montana, and load forecasting improvements.

PGE is engaged in bilateral negotiations with owners of existing regional resources to fill its capacity need. In August 2017, the Company filed with the OPUC a request for a waiver of the OPUC’s competitive bidding guidelines. In that filing, PGE requests a waiver to procure 350 - 450 MW of capacity to partially satisfy PGE’s 561 MW capacity deficit. PGE expects additional capacity contributions from contracts with Qualifying Facilities as defined by the Public Utility Regulatory Policies Act of 1978, acquisition of energy storage in compliance with House Bill 2193, and an assumed capacity contribution from incremental renewables procured through a request for proposal (RFP). The OPUC is scheduled to make a decision on the waiver request by December 5, 2017 and the Company currently anticipates negotiations to be complete by the end of the first quarter of 2018. Following the outcome of the bilateral negotiations and waiver process, PGE may request approval from the OPUC to issue RFPs for any remaining capacity need.

The OPUC did not acknowledge PGE’s proposed actions for acquiring renewable resources and asked the Company to work with OPUC staff and parties to prepare and submit a revised proposal, which PGE presented at a public meeting on October 10, 2017. In the revised proposal, the Company identified the potential of revising the procurement target for the addition of RPS compliant renewable resources to 100 MWa, which could include unbundled RECs. PGE expects to submit an IRP addendum by the end of 2017 that would seek acknowledgement of a revised renewable action plan, including the issuance of RFPs for renewable resources.

Since issuing the IRP, PGE has identified a potential benchmark wind resource that could have a nameplate capacity of up to approximately 300 MW, that would meet the need for the renewable resources, and which would qualify for the production tax credit. The Company continues to explore this option. The submission of this resource into an RFP for renewable resources as a benchmark bid is subject to additional due diligence and negotiation along with execution of definitive agreements. If agreements are reached, the potential benchmark resource would be considered in the RFP along with other renewable resource offerings.

The RFP process will include oversight by an independent evaluator and review by the OPUC.

2018 General Rate Case

On February 28, 2017, the Company filed with the OPUC a general rate case based on a 2018 test year (2018 GRC). The filing includes investments to ensure system safety and reliability and to better meet customers’ changing needs and service expectations. PGE’s initial filing proposed a $100 million increase in the annual revenue requirement related primarily to an increase in base business costs for upgrades to PGE’s transmission and distribution system, investments in strengthening and safeguarding the grid, and support for key initiatives such as participation in the Western Energy Imbalance Market (EIM). The proposal was based upon:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.75%; and

•	A rate base of $4.6 billion.

PGE, OPUC staff, and certain customer groups have reached agreements that resolve all issues in the case, provide for an expected $20 million net increase in annual revenue requirements, and reflect:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.5%; and

•	A rate base of $4.5 billion.

The net increase in annual revenue requirement as proposed in the Company’s initial filing and as revised consists of the following (in millions):

As Filed February 28, 2017		$100
Load and Power Cost Updates		($28)
Depreciation Study Updates		($8)
Base Business Revenue Requirement Updates:
Lower return on equity	($10)
Lower labor costs	($9)
Adjustment to depreciation expense	($8)
Lower level of plant in service	($5)
Other reductions to rate base	($4)
Other various modifications	($8)
Subtotal		($44)
As Stipulated		$20

Regulatory review of the 2018 GRC will continue until the final order is issued, which is expected in December 2017, with new customer prices expected to become effective January 1, 2018. Final revenue requirement amounts subject to revision include power costs (to be finalized November 2017) and actual cost of debt, including any additional debt issuances. Any subsequent reductions in PGE's overall cost of long-term debt through June 30, 2018 will be reflected either in the final 2018 GRC update or through a supplemental tariff filing. All stipulations remain subject to OPUC approval.

The 2018 GRC filing (OPUC Docket UE 319), as well as copies of direct and reply testimony, exhibits, and stipulations are available on the OPUC website at www.oregon.gov/puc.

Western Energy Imbalance Market
On October 1, PGE officially began full participation in the western Energy Imbalance Market (EIM).

“Joining the EIM is an important milestone in our effort to build a smarter, cleaner, more resilient energy grid,” said Maria Pope, PGE’s president and incoming CEO. “Our customers will benefit from our participation, as it will help us maintain reliability and keep power affordable while making efficient use of carbon-free renewable resources throughout the region.”

As a market participant, PGE’s generating plants now receive automated dispatch signals from the California Independent System Operator, allowing for load-balancing with other EIM participants in five-minute intervals. This gives PGE access to the least-cost energy available in the region to meet changes in real-time energy demand and short-term variations in customers’ power use. Additionally, it maximizes the use of renewable resources by making it easier to take immediate advantage of available wind and solar generation anywhere in the system while efficiently integrating variable output with other, dispatchable resources.

Third quarter operating results

Earnings Reconciliation of Q3 2016 to Q3 2017
($ in millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS**
Reported Q3 2016	$40	$34	$0.38
Revenue
Electric Retail price change	(7)	(4)	(0.05)
Electric Retail volume change	37	22	0.25
Change in decoupling deferral	(3)	(2)	(0.02)
Electric wholesale price and volume change	2	1	0.01
Other Items	4	2	0.02
Change in Revenue	33	19	0.21

Power Cost
Change in average power cost	(1)	(1)	(0.01)
Change purchased power and generation	(3)	(2)	(0.02)
Change in Power Costs	(4)	(3)	(0.03)

O&M
Generation, transmission, distribution	(4)	(2)	(0.02)
Administrative and general	(1)	(1)	(0.01)
Change in O&M	(5)	(3)	(0.03)

Other Items
Depreciation & amortization	(8)	(4)	(0.06)
AFDC Equity***	(1)	(1)	(0.01)
Other Items	(2)	(2)	(0.02)
Change in Other Items	(11)	(7)	(0.09)
Reported Q3 2017	$53	$40	$0.44
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Some values may not foot due to rounding
*** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended September 30, 2017 increased $31 million compared to the three months ended September 30, 2016, as Total retail revenues increased $27 million while Wholesale and Other revenues were a total of $4 million higher.

The change in Retail revenues resulted largely from the following:

•
A $37 million increase resulting from 8.5% greater retail energy deliveries due to favorable weather conditions and increased average usage per customer across all classes. Energy deliveries to residential customers increased 12.3% in the third quarter of 2017 due in part to the effects of weather, as temperatures in 2017 were abnormally warm during the summer cooling season, and customer growth continued. Energy deliveries to commercial customers showed an increase of 6.8% while deliveries to industrial customers increased 6.0%, largely due to strength in the high tech sector; and

•	A $3 million increase in various Supplemental tariffs, the largest of which was a $1 million increase due to the accelerated cost recovery of Colstrip; partially offset by

•	A $7 million decrease that resulted from customer price changes; and

•	A $4 million decrease that resulted from other tariffs, which included $3 million greater estimated refunds under the decoupling mechanism, combined with a variety of smaller items.

Total cooling degree-days for the three months ended September 30, 2017, were up 45% from the level for the three months ended September 30, 2016, 43% above the quarterly average. Total heating degree-days for the three months ended September 30, 2017 were on par with the three months ended September 30, 2016 and the historical average.

The following table indicates the number of heating and cooling degree-days for the three months ended September 30, 2017 and 2016, along with 15-year averages based on weather data provided by the National Weather Service, as measured at Portland International Airport:

	Heating Degree-days			Cooling Degree-days
	2017	2016	Avg.	2017	2016	Avg.
July	1	3	9	164	140	163
August	1	3	8	275	224	168
September	76	72	61	132	30	68
Totals for the quarter	78	78	78	571	394	399

Wholesale revenues for the three months ended September 30, 2017 increased $2 million, or 4%, from the three months ended September 30, 2016, and consisted of a $7 million increase related to a 16% increase in average wholesale price partially offset by a $5 million decrease related to a 10% decrease in wholesale sales volume.

Actual NVPC for the three months ended September 30, 2017 increased $2 million when compared with the three months ended September 30, 2016. The increase was driven by a 1% increase in the average variable power cost per MWh, and a 2% increase in total system load. The increase in wholesale revenues was driven primarily by a 16% increase in the average wholesale sales price, offset slightly by a 10% decrease in wholesale sales volume. For the three months ended September 30, 2017, actual NVPC was $22 million above the baseline as the Company met higher customer load, driven by historically hot weather, with energy purchased at super peak prices in the open market in addition to the cost of foregoing the use of Company resources in order to maintain mandated reliability reserves. For the three months ended September 30, 2016, actual NVPC was $3 million above baseline NVPC.

Generation, transmission and distribution expense increased $4 million, or 6%, in the three months ended September 30, 2017 compared with the three months ended September 30, 2016, driven primarily by $2 million of operating expense for Carty (placed in service July 29, 2016).

Administrative and other expense increased $1 million, or 2%, in the three months ended September 30, 2017 compared with the three months ended September 30, 2016. The increase was primarily due to a $2 million increase in employee incentives, offset by decreases in other miscellaneous expenses.

Depreciation and amortization expense increased $8 million in the three months ended September 30, 2017 compared with the three months ended September 30, 2016. The increase was driven by higher depreciation expense of $6 million resulting from capital additions, $2 million of which was due to Carty going into service in July 2016, and a $1 million decrease in the amortization credit related to the Trojan spent fuel refund to customers, which is also reflected in revenues as increases or decreases in expense resulting from amortization of regulatory assets or liabilities are directly offset in revenues.

Interest expense, net increased $2 million, or 7%, in the three months ended September 30, 2017 compared with the three months ended September 30, 2016, primarily due to a lower Allowance for borrowed funds used during construction, as a result of Carty going into service in July 2016.

Other income, net increased $2 million for the three months ended September 30, 2017 compared with the three months ended September 30, 2016, due largely to interest income on various regulatory assets and unrealized gains on trust assets.

Income tax expense was $13 million in the three months ended September 30, 2017 compared with $6 million in the three months ended September 30, 2016, with effective tax rates of 24.5% and 15.0%, respectively. The increase in income tax expense and effective tax rate was primarily driven by higher pre-tax income and lower PTCs.

2017 earnings guidance

PGE reaffirms its 2017 guidance of $2.20 - $2.35 per diluted share. The guidance is based on the following assumptions:

•	A decline in retail deliveries between zero and one percent, weather-adjusted;

•	Normal hydro conditions for the remainder of the year based on the current hydro forecast;

•	Wind generation for the remainder of the year based on five years of historic levels or forecast studies when historical data is not available;

•	Normal thermal plant operations for the remainder of the year;

•	Depreciation and amortization expense between $340 and $350 million;

•	Operating and maintenance costs between $555 and $575 million.

Third Quarter 2017 earnings call and web cast — October 27, 2017

PGE will host a conference call with financial analysts and investors on Friday, October 27, 2017 at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, October 27, through Friday, November 3rd.

Jim Piro, CEO; Maria Pope, President; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Chris Liddle, manager, corporate finance and investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a fully integrated utility based in Portland, Ore., serving approximately 873,000 residential, commercial and industrial customers in 51 cities. For more than 125 years, PGE has been delivering safe, reliable energy to Oregonians. With approximately 2,750 employees across the state, PGE is committed to building a cleaner, more efficient energy future. Together with its customers, PGE has the number one voluntary renewable energy program in the U.S. For more information, visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the recovery of capital costs for the Carty Generating Station; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues, net	$515	$484	$1,494	$1,399
Operating expenses:
Purchased power and fuel	184	180	443	455
Generation, transmission and distribution	73	69	235	199
Administrative and other	64	63	197	185
Depreciation and amortization	87	79	257	244
Taxes other than income taxes	30	29	94	89
Total operating expenses	438	420	1,226	1,172
Income from operations	77	64	268	227
Interest expense, net	30	28	90	82
Other income:
Allowance for equity funds used during construction	4	4	9	19
Miscellaneous income, net	2	—	4	—
Other income, net	6	4	13	19
Income before income tax expense	53	40	191	164
Income tax expense	13	6	46	32
Net income and Comprehensive income	$40	$34	$145	$132

Weighted-average shares outstanding—basic and diluted (in thousands)	89,065	88,921	89,044	88,885

Earnings per share—basic and diluted	$0.44	$0.38	$1.62	$1.49

Dividends declared per common share	$0.34	$0.32	$1.00	$0.94

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$89	$6
Accounts receivable, net	151	155
Unbilled revenues	71	107
Inventories	70	82
Regulatory assets—current	42	36
Other current assets	43	77
Total current assets	466	463
Electric utility plant, net	6,638	6,434
Regulatory assets—noncurrent	526	498
Nuclear decommissioning trust	41	41
Non-qualified benefit plan trust	37	34
Other noncurrent assets	51	57
Total assets	$7,759	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, continued
(Dollars in millions)
(Unaudited)

	September 30, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$100	$129
Liabilities from price risk management activities—current	43	44
Current portion of long-term debt	100	150
Accrued expenses and other current liabilities	248	254
Total current liabilities	491	577
Long-term debt, net of current portion	2,277	2,200
Regulatory liabilities—noncurrent	1,002	958
Deferred income taxes	701	669
Unfunded status of pension and postretirement plans	288	281
Liabilities from price risk management activities—noncurrent	150	125
Asset retirement obligations	166	161
Non-qualified benefit plan liabilities	105	105
Other noncurrent liabilities	177	107
Total liabilities	5,357	5,183
Commitments and contingencies (see notes)
Equity:
Portland General Electric Company shareholders’ equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, no par value, 160,000,000 shares authorized; 89,091,955 and 88,946,704 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1,204	1,201
Accumulated other comprehensive loss	(7)	(7)
Retained earnings	1,205	1,150
Total equity	2,402	2,344
Total liabilities and equity	$7,759	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$145	$132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257	244
Deferred income taxes	35	18
Pension and other postretirement benefits	19	21
Allowance for equity funds used during construction	(9)	(19)
Decoupling mechanism deferrals, net of amortization	(15)	(4)
Other non-cash income and expenses, net	18	12
Changes in working capital:
Decrease in accounts receivable and unbilled revenues	40	53
Decrease in inventories	12	1
Decrease in margin deposits, net	4	25
Increase in accounts payable and accrued liabilities	14	31
Other working capital items, net	20	12
Other, net	(21)	(29)
Net cash provided by operating activities	519	497
Cash flows from investing activities:
Capital expenditures	(369)	(454)
Sales of Nuclear decommissioning trust securities	14	17
Purchases of Nuclear decommissioning trust securities	(12)	(16)
Other, net	(2)	(1)
Net cash used in investing activities	(369)	(454)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	75	265
Payments on long-term debt	(50)	(133)
Change in short-term debt	—	(6)
Dividends paid	(87)	(82)
Other	(5)	(3)
Net cash (used in) provided by financing activities	(67)	41
Increase in cash and cash equivalents	83	84
Cash and cash equivalents, beginning of period	6	4
Cash and cash equivalents, end of period	$89	$88

Supplemental cash flow information is as follows:
Cash paid for interest, net of amounts capitalized	$68	$61
Cash paid for income taxes	16	12
Non-cash investing and financing activities:
Assets obtained under capital lease	73	57

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended September 30,
	2017		2016
Revenues* (dollars in millions):
Retail:
Residential	$224	43%	$203	42%
Commercial	178	35	170	35
Industrial	55	11	54	11
Subtotal	457	89	427	88
Other retail revenues, net	(2)	(1)	1	—
Total retail revenues	455	88	428	88
Wholesale revenues	50	10	48	10
Other operating revenues	10	2	8	2
Total revenues	$515	100%	$484	100%
Energy deliveries (MWh in thousands):
Retail:
Residential	1,817	29%	1,618	27%
Commercial	1,851	30	1,751	30
Industrial	752	12	754	13
Subtotal	4,420	71	4,123	70
Direct access:
Commercial	169	3	141	2
Industrial	366	6	301	5
Subtotal	535	9	442	7
Total retail energy deliveries	4,955	80	4,565	77
Wholesale energy deliveries	1,224	20	1,360	23
Total energy deliveries	6,179	100%	5,925	100%
Average number of retail customers:
Residential	763,553	88%	753,345	87%
Commercial	108,705	12	107,844	13
Industrial	200	—	204	—
Direct access	588	—	373	—
Total	873,046	100%	861,766	100%

* Includes revenues from customers who purchase their energy from the Company as well as $10 million and $7 million in revenues for 2017 and for 2016, respectively, from Direct Access customers for transmission and delivery charges only.

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended September 30,
	2017		2016
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,404	24%	1,418	24%
Natural gas	2,442	41	2,243	39
Total thermal	3,846	65	3,661	63
Hydro	277	5	267	4
Wind	480	8	570	10
Total generation	4,603	78	4,498	77
Purchased power:
Term	908	15	913	16
Hydro	332	6	322	6
Wind	83	1	91	1
Total purchased power	1,323	22	1,326	23
Total system load	5,926	100%	5,824	100%
Less: wholesale sales	(1,224)		(1,360)
Retail load requirement	4,702		4,464